Exhibit 107

Calculation of Filing Fee Tables

FORM TO-I
(Form Type)

Barings Private Credit Corporation
(Name of Issuer)

Barings Private Credit Corporation
(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$54,101,110 (1)	0.0001102	$5,961.95 (2)
Fees Previously Paid	$0.0		$0.0
Total Transaction Valuation	$54,101,110 (1)
Total Fees Due for Filing			$5,961.95 (2)
Total Fees Previously Paid			$0.0
Total Fee Offsets			N/A
Net Fee Due			$5,961.95 (2)

(1) Calculated as the aggregate maximum purchase price for shares of common stock, par value $0.001 per share, of Barings Private Credit Corporation (“Shares”), based upon the net asset value per Share as of October 31, 2022 of $20.81. This amount is based upon the offer to purchase up to 2,599,765 Shares.

(2) Calculated at $110.20 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for Fiscal Year 2023.